RUTGERS, THE STATE UNIVERSITY OF NEW JERSEY
                 	Office of Corporate Liaison and Technology Transfer

                        ALTERNATIVE CROPS RESEARCH AGREEMENT

This Alternative Crops Research Agreement ("Agreement") is entered into as of May 15, 1999 by and between CGP, Inc., a corporation organized under the laws of the State of California, having a business address at P.O. Box 2228, Monterey, California 93942-2228 (hereafter "CGP") and RUTGERS, The State University, a specially chartered New Jersey Educational Institution, having its principal offices in New Brunswick, New Jersey 08903 (hereafter "RUTGERS").

WHEREAS, the program in the development of improved alternative crops, particularly hemp (hereafter "Hemp") through biotechnological approaches which are described in Exhibit 1 (hereafter "Research") to this Agreement, is of mutual interest and benefit to RUTGERS and to CGP, will further the instructional and research objectives of RUTGERS and the public interest in a manner consistent with its status as a non-profit, tax-exempt, public, educational institution, and will result in benefits for both CGP and RUTGERS by advancing knowledge through discovery and by creating new Hemp technologies through invention;

NOW, THEREFORE, the parties mutually agree as follows:

1.	SCOPE OF WORK AND FUTURE COLLABORATIONS

CGP grants to RUTGERS and RUTGERS accepts support for the Research.

2.	COMPENSATION

In consideration of RUTGERS' substantially conducting the Research, CGP will pay RUTGERS $1,200,000 for Research during the time periods with ending dates set forth in Article 3 hereof.

May 15, 1999				$350,000
May 15, 2000				$400,000
May 15, 2001				$450,000

CGP will pay RUTGERS one half of the amount due for the first year upon the execution of this Agreement, and the remaining payments will be made at three-month intervals in advance.

Checks should be made payable to Rutgers, The State University and should identify CGP and the Principal Investigators and be sent to:

	  Rutgers, The State University
	  Division of Grant and Contract Accounting
	  65 Davidson Road
	  Piscataway, New Jersey 08854-5603


RUTGERS will not be obligated to expend funds in excess of those provided under this Agreement to conduct the Research. Similarly, CGP shall not be required to contribute funds in excess of this Agreement.

3.	PERIOD OF PERFORMANCE

Research under this Agreement will be performed during the period May 15, 1999 through May 14, 2002.

4.	PRINCIPAL INVESTIGATORS

Dr. Peter Day and Dr. Slavik Dushenkov will act together as Principal
Investigators under this	Agreement.  RUTGERS will appoint Dr. Slavik
Dushenkov, an employee of CGP, as a Visiting 	Research Professor at the
Biotechnology Center for Agriculture and the Environment, Cook College.
RUTGERS will conduct the Research under the oversight of Dr. Peter Day who will
also act as	Faculty Mentor, advisor, and collaborator to Dr. Slavik Dushenkov during his appointment. Dr. Slavik Dushenkov will act as CGP's Technical Representative on the Research and will undertake to manage the Research.

1. During this Agreement, Dr. Slavik Dushenkov will remain an employee of CGP, which shall be responsible for all compensation and employee benefits before, during and after the term of this Agreement.

5.	COMMUNICATION WITH CGP'S REPRESENTATIVES

During the period of this Agreement, CGP's Representatives may have reasonable access personally or by telephone to discuss the Research informally with RUTGERS' Principal Investigators. Access to work performed in RUTGERS laboratories and at other RUTGERS' premises in the course of the Research will be entirely under the control of RUTGERS personnel; CGP's representatives are permitted to visit such laboratories and premises only during usual hours of operation as is mutually agreeable.

6.	TECHNICAL REPORTS

The Principal Investigators shall make up to four (4) oral reports each year if requested by CGP and will provide written project reports twice each year. Within sixty (60) days after the expiration of this Agreement, the Principal Investigator shall submit a comprehensive final written report to CGP.

7.	PUBLICITY

Neither party will use the name or trademarks of the other in any form of advertising or promotion without the prior written approval of the other, which consent shall not be unreasonably withheld. The parties may, however, acknowledge CGP's support for, and the nature of, the investigations being pursued under this Agreement. In any such statement, the relationship of the parties will be accurately and appropriately described.

8.	PUBLICATION


RUTGERS has the right to copyright and publish and otherwise publicly disclose, and make technical presentations containing information and data it has gained in the course of the Research. In order to permit CGP an opportunity to determine if patentable inventions are disclosed, the Principal Investigators will provide CGP with copies of articles written by project personnel reporting
on the Research prior to submission for publication.   If CGP wishes to have
the article delayed so that a patent application may be filed on an invention disclosed in such article, CGP shall so notify RUTGERS' Principal Investigator in writing, and RUTGERS shall withhold publication for a reasonable time, not to exceed ninety (90) days.

9.	INTELLECTUAL PROPERTY

All rights in inventions, discoveries, biological material, and software created during the term of this Agreement in the course of and within the scope of the Research and associated intellectual property shall be the property of RUTGERS, subject to the terms set forth in paragraphs 9(a) through 9(e). RUTGERS shall promptly report any such inventions, discoveries, biological material or software to CGP upon receipt by its Office of Corporate Liaison and Technology Transfer of a completed written disclosure thereof from the Principal Investigator. RUTGERS will assure that all such inventions, discoveries, biological materials and software will be assigned to RUTGERS.

a) 	Patents and PVP Certificates

RUTGERS will promptly notify CGP once it has identified any inventions or discoveries which it considers potentially valuable and patentable conceived and reduced to practice during the term of this Agreement in the course of and within the scope of the Research. If, within ninety (90) days of the date such notice is given CGP directs that a patent or PVP application be filed on such inventions or discoveries, RUTGERS agrees to cause patent or PVP applications to be filed and prosecuted in its name at CGP's expense. After filing, RUTGERS will promptly advise CGP and provide CGP a copy of any such patent or PVP application. In consideration of the Research payments made by CGP to RUTGERS and payment of expenses on patent or PVP applications, from the date of such notice, CGP shall receive an exclusive option for a six
(6) month period to negotiate the terms of a license agreement and RUTGERS agrees to negotiate these license terms in good faith. During this period
RUTGERS will not offer a commercial license to any other party.   If the
parties do not execute a license agreement within this six (6) month period, RUTGERS is free to offer a license to such inventions or discoveries to others. In the event CGP does not agree, within ninety (90) days after such notice, to support the filing of a patent or PVP application on such invention or discovery, RUTGERS may file a patent or PVP application on such invention or discovery at its own expense, and CGP shall have no further rights in that invention or discovery, that patent or PVP application, or in related unpatented technology.

b)	Unpatented Technology

All rights in proprietary technology and materials (such as biological materials) created during the term of this Agreement in the performance of and within the scope of the Research for which RUTGERS does not seek patent protection will also be owned by RUTGERS. After a written description or sample of such technology or materials has been sent to CGP (promptly after such technology or materials are developed), and subject to the provisions of Article 9(a) above, CGP shall have six (6) months to negotiate the terms of a license agreement and RUTGERS agrees to negotiate these license terms in good faith. During this period RUTGERS will not offer a commercial license to any other party.

c)	Software

Copyright and all other rights in any software created during the term of this Agreement in the course of and within the scope of the Research shall be owned by RUTGERS. After a description or copy of such software have been sent to CGP (promptly after such software has been developed), subject to the provisions of Article 9(a) above, CGP shall have six (6) months to negotiate the terms of a license agreement and RUTGERS agrees to negotiate these license terms in good faith. During this period RUTGERS will not offer a commercial license to any other party.

d)	License Terms

Subject to the provisions of Article 9(a), 9(b) and 9(c), RUTGERS agrees to grant to CGP an exclusive worldwide license, with a right of sublicense, for
all and any patent or PVP 	applications to be filed and prosecuted in its
name at CGP's expense under provision 9(a).

Any licenses granted to CGP are subject to RUTGERS policies and RUTGERS' agreements with other sponsors and will provide (i) for CGP (and its sub-licensees, if any) to diligently exert its best efforts to introduce products utilizing the licensed technology into public use as rapidly as practicable on terms acceptable to both RUTGERS and CGP; (ii) for a royalty and other consideration that is usual and customary in the trade; (iii) for termination in the event CGP has not introduced licensed products into public use within a time period commensurate with industry standards that is acceptable to RUTGERS; (iv) for indemnity and insurance terms acceptable to RUTGERS' insurance carrier; (v) for RUTGERS to retain a non-exclusive license, with the right to grant sub-licenses, for publication, research to academic and nonprofit agencies, and internal use purposes only; (vi) that the rights of the United States of America as set forth under Public Laws 96-517 and 98-620 are specifically reserved. (These rights include, without limitation, a royalty free license to the U.S. Government of results of research which it sponsors).

e)	Confidential Information

All information given by CGP to RUTGERS or RUTGERS to CGP under this Agreement shall be used only for the purposes given and shall be held in confidence by the receiving party so long as such information (i) remains unpublished by the giving party or does not otherwise comes into the public domain, (ii) is not lawfully received by the receiving party from a third party, or (iii) is independently developed by the receiving party without the benefit of such information.

10.	COLLABORATION

It is understood that the RUTGERS investigators will be free to discuss the Research with other investigators at academic institutions and nonprofit agencies and to collaborate with them. Notwithstanding RUTGERS' commitments in Section 9 of this Agreement, in the event any inventions, discoveries, biological material, or software result from such collaboration, RUTGERS will grant to CGP the rights outlined above to the extent these are not in conflict with obligations to another party as a result of the involvement of the other investigator(s). In this latter case, RUTGERS shall exert its good faith efforts to enable CGP to obtain rights from the other investigator similar to those set forth in section 9 hereof.

11.	INDEPENDENT CONTRACTOR

For the purposes of this Agreement and all services to be provided hereunder, each party is, and will be deemed to be, an independent contractor and not an agent or employee of the other party. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action, which is binding on the other party, except as may be explicitly provided for herein or authorized by the other party in writing.

12.	WARRANTIES

RUTGERS MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION, ORIGINALITY, OR ACCURACY OF THE RESEARCH OR ANY INVENTION(S) OR PRODUCT(S), WHETHER TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED, OR DEVELOPED UNDER THIS AGREEMENT; OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT. RUTGERS WILL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY CGP, ANY LICENSEE, OR ANY OTHERS RESULTING FROM THE USE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT.

RUTGERS MAKES NO REPRESENTATION OR WARRANTY REGARDING ACTUAL OR POTENTIAL INFRINGEMENT OF PATENTS, COPYRIGHTS OR OTHER INTELLECTUAL PROPERTY OF THIRD PARTIES, AND CGP ACKNOWLEDGES THAT THE AVOIDANCE OF SUCH INFRINGEMENT IN THE DESIGN, USE AND SALE OF PRODUCTS AND PROCESSES RELATED TO THIS RESEARCH WILL REMAIN THE RESPONSIBILITY OF CGP.

13.	INDEMNIFICATION

CGP hereby agrees to indemnify, defend, and hold harmless RUTGERS and its present and former officers, directors, governing board members, employees, agents, and students from any claim, loss, cost, expense, or liability of any kind including reasonable attorney's fees and expenses arising out of or connected with only this Agreement or the Research, except to the extent such claim is due to the sole negligence or willful misconduct of RUTGERS.

Without limiting the foregoing, CGP agrees to hold harmless, indemnify and defend RUTGERS from all liabilities, demands, damages, expenses and losses (including reasonable attorney fees and expenses of litigation) arising out of the use by CGP, or by any party acting on behalf of or under authorization from CGP, of RUTGERS technical developments or out of any use, sale or other disposition by CGP, or by any party acting on behalf of or under authorization from CGP, of products made or developed as a result of information or materials received from RUTGERS. The provisions of this paragraph shall survive termination of this Agreement.

RUTGERS agrees to indemnify and hold harmless CGP, its employees and agents
against any	liability, damages, loss or expenses (including reasonable
attorney fees and expenses of litigation) for	damage to RUTGERS property or
bodily injury, death or property damage to employees of	RUTGERS or to any
third party, acting on behalf of or under authorization from RUTGERS, arising out of the performance of this Agreement at RUTGERS, except for the negligent acts of CGP, its employees and agents.

14.	GOVERNING LAW

The validity and interpretation of this Agreement and the legal relations of the parties to it will be governed by the laws of the State of New Jersey applicable to the agreements entered into, and to be fully performed in, the State of New Jersey, without regard to its conflicts of laws provisions.

15.	ASSIGNMENT

This Agreement is not assignable by either party without the prior written consent of the other party. Any and all assignments not made in accordance with this section are void.

16.	TERM AND TERMINATION

This Agreement will expire on the date specified in Article 3, Period of Performance, unless extended or sooner terminated in accordance with the provisions of this section.

Either party may terminate this Agreement upon any anniversary date by giving the other party one year prior written notice of its election to terminate.
In addition, RUTGERS may terminate this Agreement immediately if circumstances beyond its control preclude continuation of the Research, and in the event RUTGERS terminates this Agreement under this provision, RUTGERS shall refund to CGP any research funds provided by CGP under this Agreement which remain in excess of expenses and commitments incurred or committed to as of the date of termination.

In the event RUTGERS' Principal Investigators are unavailable or unable to continue direction of the Research for a period in excess of ninety (90) days, RUTGERS shall notify CGP and may nominate a replacement; if RUTGERS does not nominate a replacement or if that replacement is unsatisfactory to CGP, CGP may terminate this Agreement upon thirty (30) days written notice and such right to terminate shall be CGP's sole remedy at law or in equity, except that RUTGERS shall refund to CGP any research funds provided by CGP under this Agreement which remain in excess of expenses and commitments incurred or committed to as of the date of termination.

If CGP fails to meet any of its obligations under this Agreement and fails to remedy any such failure within sixty (60) days after receipt of written notice thereof, RUTGERS shall have the option of terminating this Agreement upon written notice thereof, and may terminate any licenses or options granted to CGP. In the event RUTGERS fails to meet its obligations under this Agreement and fails to remedy any such failure within sixty (60) days after receipt of written notice thereof, CGP will have the option of terminating this Agreement upon written notice thereof, and such right to terminate shall be CGP's sole remedy at law or in equity, except that RUTGERS shall refund to CGP any research funds provided by CGP under this Agreement which remain in excess of expenses and commitments incurred or committed to as of the date of termination.

Upon termination of this Agreement, CGP shall reimburse RUTGERS for all reasonable expenses and uncancellable commitments incurred or committed as of the date of termination and not paid for by CGP previously, provided that the cumulative reimbursement responsibility of the CGP may not exceed the total amount committed under this Agreement.

Termination or expiration of this Agreement, for reasons other than an unremedied failure to meet the material obligations under this Agreement, will not affect the rights and obligations of the parties accrued prior to termination.

17.	NO ORAL MODIFICATION

No change, modification, extension, termination, or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

18.	TITLE TO EQUIPMENT

RUTGERS shall retain title to all equipment purchased and/or fabricated by it with funds provided by CGP under this Agreement.

19.	NOTICES

Any notice or report required or permitted to be given under this Agreement shall be deemed to have been sufficiently given for all purposes if sent by first class certified or registered mail to the following addresses of either party:


 Office of Corporate Liaison and Technology Transfer
 Rutgers, The State University
 ASB Annex II
 58 Bevier Road
	Piscataway, New Jersey 08854-8010
	ATTN: Director


	CGP, Inc.
	P.O. Box 2228
	Monterey, California 93942-2228

or to such other address as is hereafter furnished by written notice to the other party.


20.	PARAGRAPH HEADINGS

The section headings are provided for convenience and are not to be used in construing this Agreement.

21.	SURVIVORSHIP

The provisions of Sections 7, 9, 12, 13, 14, and 18 survive any expiration of termination of this Agreement.

22.	INSURANCE

Throughout the term of this Agreement, each party shall maintain, at its own cost and expense, commercial insurance or a program of self-insurance with funded reserves, covering worker's compensation benefits in accordance with the law of the state of hire, employer's liability, automobile liability and comprehensive or commercial general liability insurance to include its research activities.

23.	EXCUSABLE DELAYS

RUTGERS or CGP will be excused from performance of the Research if a delay is caused by inclement weather, fire, flood, strike or other labor dispute, acts of God, acts of governmental officials or agencies, or any other cause beyond the control of RUTGERS or CGP. The excusable delay is allowed for the period of time affected by the delay. If a delay occurs, the parties will revise the performance period or other provisions, as appropriate.

24.	ENTIRE AGREEMENT

This instrument contains the entire Agreement between the parties hereto. No verbal agreement, conversation or representation between any officers, agents, or employees of the parties hereto before or after the execution of this Agreement or contemporaneous therewith, shall affect or modify any of the terms or obligations herein contained.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.


SIGNED ON BEHALF OF CGP, INC.

/s/ SUSAN BRANA
Susan Brana
Date 5/23/99



SIGNED ON BEHALF OF THE BIOTECHNOLOGY CENTER FOR
AGRICULTURE AND THE ENVIRONMENT

/s/ PETER R DAY
Peter R. Day, Ph.D.
Director
Date 5/12/99


SIGNED ON BEHALF OF RUTGERS, THE STATE UNIVERSITY OF NEW JERSEY

/s/ WILLIAM T ADAMS
William T. Adams
Director, OCLTT
Date 6/1/99